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Grant Thornton
Accountants and Business Advisors

May 7, 2003

U.S. Securities and Exchange Commission
450 Fifth Street
Washington, D.C.  20549


         Re: Innovative Software Technologies, Inc. (the "Company") File No. 000-1084047

Dear Sir or Madam:

We have reviewed the disclosure in the Forms 8-K filed on April 14, 2003, including the attachments thereto. The following sets forth our disagreements with the statements or inferences made in those materials, as well as information we view as necessary to supplement or modify the disclosures made by the Company.

The Company asserts that it had discussions with Grant Thornton about "issues concerning the consultant" to the Company. With management's knowledge and approval, the consultant provided us with essential financial information integral to the audits and reviews of the Company's financial statements. While the Company's filing is unclear about what "issues" were allegedly discussed with Grant Thornton, any inference that Grant was told by the Company of the consultant's criminal history is false. The information available now to Grant Thornton establishes that this consultant: (1) was indicted in 1987 in Federal Court for conspiring to defraud the government of tax revenues in connection with a scheme to promote fraudulent tax-sheltered investments, which scheme allegedly included backdating documents; the consultant pled guilty in 1988 and was sentenced to eighteen months in prison; and (2) the consultant was convicted in 1984 of fourth degree larceny in Connecticut State Court for diverting funds from an investment partnership to bank accounts he controlled. At no time did the Company inform Grant Thornton of these facts, nor was Grant otherwise aware of them. Similarly, contrary to the suggestion contained in the Company's April 11, 2003 letter to Grant (appended to its Form 8-K), the consultant's son never informed Grant personnel of his father's criminal convictions.

We do not agree with the Company's assertion that it disclosed to us the nature of the consultant's involvement with KT Solutions, in particular, his role as CFO of KT Solution's parent corporation, Knowledge Transfer Systems, Inc.
(KTSI), a public company whose stock was transferred to the Company as consideration for purported software platform sales. We were not apprised of that relationship, which may have impacted the accounting or disclosure for the purported platform sales, especially as revenue was recognized on a purported

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sale to KTSI.  It also may have  impacted the  Accounting  and  reporting of the value of the KTSI stock held by the Company, which was ultimately written off.

We do not agree with the disclosure that impairment write-downs were made "solely at the Company's initiative." The Form 8-K, Item 5 asserts that, "the Company, on its own initiative, initiated the write-down of the securities of the software sales once management ascertained the difficult financial circumstances that the other party to the transaction had experienced." To the contrary, Grant personnel initiated many discussions with the Company, beginning during the audit of the 2001 financial statements and throughout 2002, regarding impairment of these securities held by the Company. In response, the Company asserted repeatedly that there was no permanent impairment of the securities' value. We question whether the information provided to us, by the Company and its consultant, in support of the securities' value was accurate and complete. Contrary to the Company's statement that it disclosed the transactions "in detail" with Grant, we were not apprised of all the relationships between the companies directly or indirectly involved in the transactions.

We note that in the first paragraph of the 8-K filed under Item 5 that the purported third quarter 2002 software sale referred to was not made for Innovative Software securities but for securities of KTSI.

The Company's Form 8-K discloses its engagement of a new accounting firm with whom it has addressed matters described in these Forms 8-K. This accounting firm has not contacted us, as required under professional standards, nor has the company asked us to respond to any inquiries by any successor accountant.

The Form 8-K, Item 5 appends a letter addressed to us dated April 15, 2003, which attempts to clarify the role of Chipman and Chipman, LLC. We have never received a copy of this letter other than what was filed with EDGAR. Further, we provided the Company with a letter dated April 15, 2003, our response to the April 11, 2003 letter from the CEO of the Company. The Company chose not to include this letter in its filing, but its absence leaves a misleading impression of Grant's response to the Company's assertions. We have included a copy of that letter as an attachment to this response letter.

Very truly yours,

/s/ Grant Thornton LLP
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